Exhibit (a)(1)(B)

LETTER OF TRANSMITTAL

To:	NuVox, Inc. 16090 Swingley Ridge Road, Suite 500 Chesterfield, Missouri 63017 Attention: Shareholders Relations Facsimile: (636) 757-0000 E-mail: ShareholderRelations@NuVox.com

I have received the Offer to Exchange, dated January 14, 2003, and the related Letter of Transmittal, Notice of Withdrawal and Stock Appreciation Rights Agreement (together, as they may be amended from time to time, constituting the "Offer"), offering to all holders of outstanding options to purchase common stock of NuVox, Inc. (the "Option Holders") the opportunity to exchange their outstanding options (the "Options") for stock appreciation rights which will be granted under the NuVox, Inc. 2002 Stock Incentive Plan (the "SARs").

Upon the terms and conditions of the Offer, I hereby tender for cancellation the Options specified below (the "Cancelled Options"), which constitute all outstanding options granted to me by NuVox, Inc. under NuVox's 1998 Stock Incentive Plan, the NuVox/TriVergent Employee Incentive Plan and/or NuVox's 2001 Stock Incentive Plan:

Number of Shares Covered by Option*	Exercise Price Per Share*

*	As adjusted to reflect the 1-for-100 reverse split effected as part of the Company's Plan of Recapitalization effective July 9, 2002

Subject to the terms and conditions of the Offer, I will be granted SARs on terms and conditions pursuant to the Stock Appreciation Rights Agreement and the 2002 Stock Incentive Plan. Included with this Letter of Transmittal is my signed Stock Appreciation Rights Agreement Signature Page. By signing the Stock Appreciation Rights Agreement Signature Page, I agree with and consent to the terms and conditions of the Stock Appreciation Rights Agreement.

If I believe any of this information, including any information contained in the table above, is incorrect or have any questions about this Letter of Transmittal or the Stock Appreciation Rights Agreement, I will contact Shareholder Relations at NuVox, Inc. at ShareholderRelations@NuVox.com.

See the following additional terms and conditions.

SIGNATURE OF OPTION HOLDER
Signature of Option Holder or Authorized Signatory
Date:__________________________________, 2003
Print Name:
Capacity:

Additional Terms and Conditions of Letter of Transmittal

        1.    EXPIRATION DATE. THE OFFER TO EXCHANGE AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., CENTRAL STANDARD TIME, ON FEBRUARY 13, 2003, UNLESS THE OFFER IS EXTENDED BY THE COMPANY.

        2.    Delivery of Letter of Transmittal and Stock Appreciation Rights Agreement Signature Page. To accept this offer to exchange, a properly completed and signed original of this Letter of Transmittal and of the Stock Appreciation Rights Agreement Signature Page (or a facsimile thereof) must be received by the Company on or before the Expiration Date. Delivery may be by mail to NuVox, Inc., Attention: Shareholders Relations, 16090 Swingley Ridge Road, Suite 500, Chesterfield, Missouri 63017, by fax to (636) 757-0000, or generally by any other desired and lawful means, including electronic transmission to ShareholderRelations@NuVox.com.

        THE METHOD BY WHICH YOU DELIVER THE LETTER OF TRANSMITTAL AND THE STOCK APPRECIATION RIGHTS AGREEMENT SIGNATURE PAGE IS AT YOUR OPTION, EXPENSE AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE COMPANY. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY BY THE EXPIRATION DATE.

        If you do not wish to participate in this offer to exchange, you do not need to do anything.

        3.    All or Nothing Tenders. If you intend to participate in the Offer, you must tender all of the outstanding Options held by you. If you attempt to tender only a portion of your eligible Options, your entire tender will be rejected. The Company will not accept any alternative, conditional or contingent tenders.

        4.    Completion of Letter of Transmittal. You will receive separately from NuVox a copy of Annex A to your Stock Appreciation Rights Agreement, which will detail the number and exercise prices of the Options held by you. This information will assist you in completing the table in the Letter of Transmittal, which must be completed for your Letter of Transmittal to be valid.

        5.    Signatures on the Letter of Transmittal and the Stock Appreciation Rights Agreement Signature Page. You must sign this Letter of Transmittal and the Stock Appreciation Rights Agreement Signature Page exactly as your name appears on Annex A to your Stock Appreciation Rights Agreement. If the signature is by a trustee, executor, administrator, attorney-in-fact, or another person acting in a fiduciary or representative capacity, please set forth the signer's full title.

        6.    Withdrawal. To validly withdraw this Letter of Transmittal and the Stock Appreciation Rights Agreement Signature Page, you must properly submit a Notice of Withdrawal to Shareholder Relations at the address indicated in the following paragraph on or prior to the Expiration Date.

        7.    Requests for Assistance or Additional Copies. Any questions or requests for assistance or additional copies of any documents relating to the Offer may be directed to:

NuVox, Inc. 16090 Swingley Ridge Road, Suite 500 Chesterfield, Missouri 63017 Attention: Shareholder Relations Facsimile: (636) 757-0000 Phone: (636) 537-5700 E-mail: ShareholderRelations@NuVox.com

        8.    Additional Documents to Read. You should read the Offer to Exchange, all documents referenced therein, and the Stock Appreciation Rights Agreement before deciding whether to participate in the Offer.

        9.    Irregularities and Binding Determinations. All questions as to the number of shares subject to Options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Options will be determined by the Company in its sole discretion, which determinations shall be final and binding on all parties. The Company's interpretation of the terms and conditions of the Offer will also be final and binding on all parties. No tender of Options will be deemed to be properly made until all defects and irregularities have been cured or waived by the Company. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for giving or failing to give any such notice.

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        10.    Participant's Representations and Agreements. By tendering the Options, I represent and warrant that I have full power and authority to tender such Options and that, when and to the extent the Options are accepted for exchange and cancellation by the Company, such Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable option agreement with the Company) and such Options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the cancellation and exchange of such Options pursuant to the Offer.

        I understand and acknowledge that:

        (1)    All authority herein conferred or agreed to be conferred in this Letter of Transmittal shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. This tender is irrevocable other than through the withdrawal procedure mentioned above.

        (2)    All Options properly tendered on or before the Expiration Date and not properly withdrawn will, if accepted by the Company, be cancelled and exchanged for SARs, upon the terms and subject to the conditions of the Offer including, but not limited to, the conditions described in Section 11 of the accompanying Offer to Exchange.

        (3)    Once the Company has accepted Options for exchange, the stock option agreements evidencing such Options will be terminated as of the Expiration Date. All SARs will be subject to the terms and conditions of the Stock Appreciation Rights Agreement between the Company and me, the forms of which are included in the accompanying materials, and the related 2002 Stock Incentive Plan.

        (4)    Under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and/or postpone its acceptance of any Cancelled Options.

        (5)     If I choose not to participate in the Offer, any outstanding Options granted to me by NuVox under NuVox's 1998 Stock Incentive Plan, the NuVox/TriVergent Employee Incentive Plan and/or NuVox's 2001 Stock Incentive Plan will remain outstanding in accordance with their terms and conditions, including their current exercise price and vesting schedule, and I will not receive any SARs.

        (6)    The Company has advised me to consult with my own advisors as to the desirability and consequences of participating or not participating in the Offer.

        (7)    Upon acceptance and cancellation of my Options by the Company pursuant to the Offer, I, on my own behalf and on behalf of my heirs, dependents, executors, administrators and assigns, hereby release and agree to hold harmless NuVox and its successors, assigns, affiliates, representatives, directors, officers and employees, with respect to any and all claims and liabilities related to such Options.

        (8)    Except as set forth below, I have not previously assigned or transferred to any person (other than NuVox) any interest in my Options, and I agree to indemnify NuVox against any claim based on or in connection with any such purported assignment or transfer.

        (9)    I accept and agree to the terms and conditions of the Offer, including those in this Letter of Transmittal and the accompanying Offer to Exchange, as the same may be amended.

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